Exhibit 10.34

AMENDMENT NO. 2, dated as of January 17, 2011, to that Employment Agreement dated March 22, 2009 (the “Agreement”) by and between DAVID LECKEY (the “Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the date first written above, the Agreement is hereby amended as follows:

1. Paragraph 1a of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Employment Term. The company shall employ Executive until March 31, 2011 (the “Employment Term”) on the terms and subject to the conditions set forth in the Agreement. The Agreement shall be considered effective as of March 22, 2009 (the “Effective Time”).

2. Paragraph 4A of the Employment Agreement is hereby deleted and the following substituted therefore:

Annual Bonus. Effective with fiscal year 2012 (FY2012), with respect to each full fiscal year, during Executive’s employment with the company, during the Employment Term, Executive shall be eligible to earn an annual discretionary Bonus (a “Bonus”) with a range of $0.00 (Zero) to $100,000.00 (One Hundred Thousand Dollars and Zero Cents). Such Bonus, if any, shall be at the sole discretion and recommendation of the Chairman/CEO of the Company to the Compensation Committee of the Board. Such Bonus, if any, shall be payable in a lump sum after the close of the fiscal year and the Company’s 10-K (if public filing is required) has been filed (approximately 90 days after the close of the Company’s fiscal year), but in no event later that March 15th of the calendar year following the calendar year in which the fiscal year ends.

All other terms and conditions of Your Employment Agreement and any subsequent amendments of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	[illegible]

/s/ David Leckey